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                                                                 EXHIBIT 10.15


                      EMPLOYMENT AGREEMENT


      THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 1st day of March, 1997 (the "Effective Date") by and between HEALTHCARE BUSINESS RESOURCES, INC., a North Carolina corporation ("Employer" or "HBR") and EDWARD L. SUGGS, JR. ("Employee").

     WHEREAS, Employee is currently an Employee of Employer; and

      WHEREAS, Employer and Employee desire to substantially and materially modify the existing terms of employment of Employee in order to, among other matters, provide for an extended term, provide additional severance benefits, provide for performance bonuses and provide for extended limitations on certain competitive activities; and

      WHEREAS, subject to the terms and conditions hereinafter provided, Employer desires to restate and amend the existing employment arrangement and to employ Employee, and Employee desires to accept such employment, on the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the employment of Employee and the compensation to be paid by Employer to Employee, and the covenants set forth herein, Employee hereby accepts employment hereunder subject to the terms and conditions stated below, including the agreement of Employee not to enter into certain competitive activities with the Employer, as follows:

1. EMPLOYMENT. Employer hereby employs Employee, and Employee hereby accepts such employment, subject to the terms and conditions stated herein. This Agreement shall amend, restate and supersede the existing employment agreements and arrangements applicable to Employee.

2. TERM. This Agreement shall commence effective as of March 1, 1997 (the "Effective Date") and shall continue through and including February 29, 2000 (the "Initial Term"), unless this Agreement is (a) otherwise terminated in accordance with the provisions contained herein, or (b) extended by written consent of Employer and Employee. After the Initial Term, this Agreement shall renew on a year by year basis unless terminated by either party in accordance with Section 12.

3.     DUTIES.   Employee  shall  perform  the  following  duties
pursuant to this Agreement:

     (a) Employee shall serve as the President and Chief Executive Officer ("CEO") of Employer and shall serve on the Board of Directors of Employer. Employee may be removed at anytime from any officer position and/or board seat as deemed appropriate by (i) the Board of Directors of Employer or (ii) the shareholder of Employer.

     (b) As President and CEO of Employer, Employee shall be principally responsible for the operations of Employer. In addition Employee shall be available to assist Employer and its related entities in connection with the management and operation of their respective businesses. Employee shall perform all duties and responsibilities normally associated with his officer and director positions and shall carry out such other duties and responsibilities and as otherwise may be reasonably assigned to Employee by the Employer's Board of Directors or the Board of Directors of Coastal.

     (c) Employee shall at all times abide and observe Employer's policies and procedures as are in effect from time to time. Employee acknowledges that Employer is an equal opportunity employer and that Employer's established policy is not to discriminate on the basis of age, marital status, race, color, sex, religion or national origin, or to violate any federal or state anti-discrimination law. Employee shall be responsible for carrying out and implementing the foregoing policy throughout the operations and activities of Employer.

4. COMPENSATION. For the services provided by Employee as an employee of Employer, Employer shall pay Employee the annual base salary (the "Base Salary") and other compensation identified on EXHIBIT A.

5. ADDITIONAL BENEFITS. Commencing on or about the Effective Date, and thereafter during the Initial Term of this Agreement, Employee shall be entitled to and Employer shall provide to Employee all employment benefits which are provided to senior executive officers of Employer.

6. DEVOTION OF TIME. During the term of this Agreement, Employee shall devote his full time and attention to the business of Employer and its affiliates in a manner and to an extent commensurate with the commitment of other executive officers of Employer, to fulfill his duties and responsibilities under the
Agreement and to advance the business interests and good reputation of Employer, its shareholder, Coastal Physician Group, Inc. ("Coastal") and the direct and indirect subsidiaries of Coastal.

7. CONFIDENTIALITY AND NON-DISCLOSURE. Employee acknowledges that, during this employment, he will gain access to, or possession or knowledge of, numerous trade secrets, confidential information, other valuable properties not generally available to the public and proprietary information, including but not limited to, hospital and healthcare facility client lists, client files and records, lists of potential clients, prospects or targets, and/or other market and marketing data and plans, price books, promotional devices and methods, business methods, manuals and plans, business and sales techniques, strategic plans, computer programs, hospital and physician contracts, and research and
development    (hereinafter   referred   to    collectively    as
"Confidential Information"). Employee acknowledges that such Confidential Information is unique and a valuable asset which is owned solely by Employer (or affiliates of Employer) and is to be used only for Employer's or its affiliates' (other than any natural persons) benefit. Employee shall not, during or after the term of this Agreement, disclose, divulge, reveal, transfer, reproduce, sell, capitalize upon or take advantage of such
Confidential   Information  and,  in  addition,  Employee   shall
exercise all reasonable efforts and precautions to protect against such Confidential Information from misappropriation, misuse, disclosure, breach of confidentiality, or other conduct or action inconsistent with Employer's rights; PROVIDED, HOWEVER, that Confidential Information may be disclosed to the extent (i) required by law or court order or (ii) generally
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available  to  the public other than by unauthorized  disclosure.
Upon   termination  of  this  Agreement,  Employee  shall  return immediately  to  Employer all of Employer's (or  its  affiliates)
property    (including,    without    limitation,    Confidential
Information) in Employee's possession or control. Any materials, manuals, documents or records developed, written, edited or designed by Employee while employed by Employer are the exclusive property of Employer.

8. COVENANT NOT TO COMPETE. Employee will, as a result of this employment, be responsible for the executive management and direction of substantial business resources and assets of Employer and its affiliates and will develop additional contacts and relationships with numerous individuals, executives, companies, insurers, providers and health maintenance organizations which are also involved in the managed healthcare business. Such individuals and organizations will have business and contractual relationships with Employer or its affiliates that will be a valuable asset thereof. Employee therefore agrees as follows:

     (a) Employee agrees that for a period of twelve (12) months after termination of this Agreement, Employee will not become employed by, own, operate, manage, or provide consulting services to any business that provides the same type of services as Employer currently provides in the states where Employer is providing services as of the date of termination of this Agreement.

     (b) Employee agrees for a period of twelve (12) months after termination of this Agreement not to become employed by or make, directly or indirectly, any proposal to acquire, alone or with others, any business or entity, as to which substantive discussions involving a potential acquisition, joint venture or other similar or comparable business arrangement was made by or on behalf of Employer, or any affiliate of Employer during the six (6) month period immediately preceding the termination of this Agreement.

     (c) Employee agrees for a period of twelve (12) months after termination of this Agreement, not to solicit any hospital, clinic, healthcare facility or other client having a contractual or business relationship with Employer or of any subsidiary of Employer, or of any prospect or potential client to which a marketing proposal or presentation was made within six (6) months of termination, and of which Employee was aware, involving the provision of billing services, or other services in the healthcare area, which solicitation would be for the purpose of providing healthcare or healthcare related services or billing for healthcare or healthcare related services.

     (d) Employee further agrees to refrain for a period of twelve (12) months following the termination of this Agreement, from any activity of any nature intended or reasonably calculated to result in the termination or cancellation of any contractual or business arrangement between the Employer or any subsidiary of Employer, and any insurer, client, facility or other business or entity.

     (e) Employee agrees to notify any entity or organization of which he is a director, significant shareholder (or other equity owner), manager, general partner, executive officer or as to which he is otherwise a controlling party or over whom he exerts significant influence (an "Affiliate") of the provisions of Sections 7, 8 and 9 of this

     Agreement, and Employee agrees that he will not cause or permit such Affiliate to engage in any activity that would be prohibited for Employee personally under this Agreement.

     (f) Nothing in this Agreement shall prevent Employee from making passive investments in third parties so long as such investments do not require Employee to perform any services in connection with any such investments in such third parties.

9.   SOLICITATION OF OTHER EMPLOYEES.

     (a) Employee agrees that he shall not, for a period of twelve (12) months after the termination of this Agreement, solicit or seek to influence, either directly or indirectly, any employee or any physician or healthcare provider under contract with Employer at any time during Employee's employment by Employer or any of its subsidiaries or affiliates, to enter into any employment agreement, independent contractor arrangement, or any other contractual arrangement whereby such individual would perform services for compensation, either directly or indirectly, for any person, firm, corporation or other entity or business that provides products or services in competition with Employer or any of its subsidiaries or affiliates.

     (b) Employee further agrees that neither he nor any Affiliate shall, for a period of twelve (12) months after the termination of this Agreement, hire, employ, enter into any employment agreement, independent contractor arrangement, or any other contractual arrangement whereby a "Coastal Employee" (as defined below) would perform services for compensation for Employee or such entity. For the purposes hereof, "Coastal Employee" shall mean any person who has been employed by Coastal or any or its direct or indirect subsidiaries at any time during the six (6) month period immediately preceding the termination of this Agreement.

10.  BREACH AND REMEDIES.

     (a) Employee acknowledges that the breach or threatened breach of any of the covenants set forth in Sections 7, 8 or 9 may result in immediate and irreparable injury to Employer or its affiliates. Accordingly, Employee agrees the provisions of Sections 7, 8 and 9 shall inure to the benefit of and may be enforced by Employer or any if its affiliates, including Coastal. In addition to any rights or remedies available to Employer for a breach by Employee of Sections 7, 8 or 9, Employer and its affiliates shall be entitled to injunctive relief to enforce the obligations of Employee contained in such Sections. Nothing herein shall be construed as prohibiting Employer or its affiliates from pursuing any other legal or equitable remedies that may be available to it for any such breach or threatened breach, including the recovery of damages from Employee.

     (b)  The periods of time provided for in Sections 7, 8 or  9 shall  be extended by any period of violation or periods  of time  required to resolve by arbitration, not to  exceed  45 days, any dispute regarding the provisions thereof.

     (c) Employee hereby acknowledges that the covenants set forth in Sections 7, 8 and 9 are reasonable in all respects and are necessary to protect the legitimate business interests of Employer and its affiliates. In the event that any of the provisions of this Agreement are found to be unenforceable or void (either in whole or in part), then the offending portion shall be construed as valid and enforceable only to the extent permitted by law and the balance of this Agreement will remain in full force and effect. It is the intention of parties to restrict the activities of Employee only to the extent necessary to protect the legitimate business interests of Employer, its subsidiaries and/or affiliates, and not to deprive Employee of the right or ability to earn a livelihood.

11. VACATION AND SICK LEAVE. All earned, accrued and unused vacation and any unused sick pay, upon termination, will be governed by Employer's then current policies.

12.  TERMINATION.  This Agreement may be terminated as follows:

     (a)  Employer may terminate this Agreement without cause  at any time upon thirty (30) days' prior written notice to Employee, and Employee may terminate this Agreement without cause at any time upon sixty (60) days' prior written notice to Employer. This thirty or sixty day period (as applicable) is hereafter referred to as the "Notice Period." In the event of such termination, Employee, if requested by Employer, shall continue to perform his obligations and duties under this Agreement and assist with the transition of duties to a new employee during the Notice Period. Employer, at its option, may notify Employee at any time during the Notice Period that no further services are to be performed. In the event that this Agreement is terminated without cause by either party, the covenants set forth in Sections 7, 8 and 9 shall continue in effect, and the applicable start date for the periods of time in Sections 7, 8 or 9 shall be the later of the date that notice of termination is given or the last date upon which services are performed.

     (b) If this Agreement is terminated without cause by Employer at any time during the term hereof, Employer shall pay Employee an amount equal to the annual Base Salary then in effect (see EXHIBIT A) plus any earned and unpaid Performance Bonus (see EXHIBIT A), all to be paid out in equal installments over the twelve (12) months following the date of termination, beginning thirty (30) days from the date of termination. In addition, if this Agreement is terminated without cause by Employer at any time during the first twelve months of the Initial Term, Employer shall additionally pay to Employee an amount equal to the annual Base Salary that would have been paid over the remaining twelve months of the Initial Term but for the termination. Such additional amount (for termination in the initial twelve months of the Initial Term) shall be divided by twelve (12) and the quotient added to the twelve equal installments paid under the first sentence of this subsection.

     (c) This Agreement may be terminated by Employer at any time for cause upon written notice to Employee, which notice shall specify the reason for termination. For purposes of this Subsection 12(c), cause shall include, but shall not be limited to, the following: fraud; dishonesty; substantial and continuous nonperformance of assigned duties; failure to comply with a material written policy of Employer; failure by Employee to perform or meet objective and measurable standards; unlawful activities for which Employee is indicted or convicted in a jurisdiction of the United States; and material breach of this Agreement.

     (d) This Agreement shall terminate upon the death or total and permanent disability of Employee. In the event that this Agreement terminates due to Employee's death or total and permanent disability, Employer shall pay upon such termination to Employee, Employee's Base Salary accrued through the date of Employee's death or the date he becomes totally and permanently disabled, as the case may be. Permanent disability for purposes of this Agreement shall mean the inability to perform the functions of Employee's position for a continuous period of six (6) months.

     (e)  Except as expressly set forth herein, all of Employer's
     obligations   for  compensation  or  other  benefits   shall
     terminate upon the effective date of the termination of this Agreement.

13. COMPLIANCE WITH SECURITIES LAWS. Employee agrees to comply with all applicable federal and state securities laws and with all applicable policies of Coastal and Employer concerning the buying and selling of stock of Coastal by employees to the extent such policies do not restrict Employee's express rights under this Agreement.

14. ENTIRE AGREEMENT. This Agreement contains the entire understanding between the parties and supersedes and cancels any prior oral and written understanding and/or agreements between them respecting the subject matter of this Agreement. This Agreement may be amended or modified only in writing signed by both parties.

15. SEVERABILITY. If any provision, term, condition, or clause of this Agreement or the application thereof shall be invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

16. GOVERNING LAW. This Agreement is made and entered into in the State of North Carolina and is to be construed in accordance with and take effect under the laws of the State of North Carolina without regard to principles of conflicts of laws.

17. ASSIGNMENT. No party shall have any right to assign, mortgage, pledge, hypothecate or encumber this Agreement in whole or in part, or any benefit or any right accruing hereunder, without in any such case first obtaining the prior written consent of the other party hereto, except that Employer may assign this Agreement to one of its affiliates or wholly-owned subsidiaries, provided that in the event of such an assignment, Employer shall remain primarily responsible for its obligations hereunder. All rights hereunder are personal to the Employee and shall cease upon the termination of this Agreement unless otherwise stated herein; PROVIDED, HOWEVER, that the provisions hereof shall inure to the benefit of the personal representatives, heirs and legatees of Employee.

18. NOTICE. Any notice, or other written communication to be given pursuant to this Agreement for whatever reason shall be deemed duly given and received (a) if delivered personally, from the date of delivery, or (b) by certified mail, postage pre-paid, return receipt requested, three (3) days after the date of mailing, addressed: in the case of Employer, to its principal office and marked "Attention: President," and in the case of Employee, to his last known permanent address according to the books and records of Employer.

19. MISCELLANEOUS. Any protection, benefits, rights or other provisions given to Employer in this Agreement shall also be deemed to apply to, protect and inure to the benefit of Employer's affiliates and subsidiaries. All rights of Employer expressed in this Agreement are in addition to any rights available under the common law or other legal principles. Section or paragraph titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of person or persons, firm or firms, corporation or corporations, and as context may require.

      IN WITNESS WHEREOF, the parties sign and seal below, effective the date first written in this Agreement.



                           EMPLOYEE:


                           /S/ EDWARD L. SUGGS, JR.    (SEAL)
                           Edward L. Suggs, Jr.


                           EMPLOYER:

                           HEALTHCARE BUSINESS RESOURCES, INC.

                           By:/S/ EDWARD R> GAINES, III
                           Name:Edward R. Gaines, III
                           Title:Senior Vice President, General
                                 Counsel and Secretary

ATTEST:


By:/S/ ANGELA M. SNEDEKER
     Assistant Secretary

[CORPORATE SEAL]

                            EXHIBIT A

                          COMPENSATION



1. BASE SALARY. For all services provided as an employee of Employer, Employee shall receive, beginning on the Effective Date, a base salary of $220,000 per annum (the "Base Salary") payable in accordance with Employer's current payroll practices. The Base Salary shall be subject to annual review and adjustment as of each March 1 during the term of this Agreement.

2. SIGNING BONUS. As an initial signing bonus (the "Signing Bonus"), upon execution of this Agreement Employer shall forgive and forever waive any claim to the outstanding indebtedness of approximately $16,000 evidenced by that promissory note in the original face amount of $25,000 made by Employee dated October 30, 1988 and amended on November 30, 1993.

3. PERFORMANCE BONUS. Employer intends to establish, beginning in 1997, an annual bonus program (or participate in the annual bonus program developed by Coastal) applicable to Employee (the "Bonus Program"). The Bonus Program may be part of a larger bonus program or may be specifically tailored for Employee or such other limited group as Coastal or Employer may determine. Under the Bonus Program, Employee will have the ability to earn a quarterly (based on calendar quarters) performance bonus of up to $20,000 (the "Performance Bonus"), based upon the financial performance of HBR and other factors, which may include the discretion of Employer or Coastal. In the event of termination of this Agreement during any quarter, the Bonus Program may, but shall not be required to, provide for proration of the Performance Bonus over a partial quarter. Measurements of financial performance and other factors may include the following, and other relevant, factors:

      Budget (actual performance versus projected performance)
       Free cash flow from operations (actual performance versus projected performance)
       EBITDA (earnings before interest, taxes, depreciation and amortization)
      Revenue Growth
      Overall profit or loss of Coastal
      DSO
      Average collections per patient visit
      Patient satisfaction
      Employee turnover

       No Performance Bonus (other than the minimum provided for in the following paragraph) will be earned or paid unless by the end of each of the following calendar years, the Board of Directors of Employer determines in its reasonable judgment that Employer is performing at the following minimum percentages (using fourth quarter run rates) of the industry averages for growth, revenues, profitability and other commonly used measurements for companies providing healthcare billing and collection services:

                              1997  70%
                              1998  80%
                              1999  90%

      In any event, the minimum aggregate Performance Bonus for a calendar year shall be equal to the Base Salary in effect for the year multiplied by one-half of the percentage increase (if any) in the Consumer Price Index (the "Index") for All Items, All Groups published by the United States Department of Labor, Bureau of labor Statistics from the first day of the month of December of the previous calendar year through the last day of November of the calendar year as to which the Performance Bonus is paid. If publication of the Index is discontinued or computation of the Index materially altered, Employer and Employee shall use a comparable index computed and published by an agency of the United States or a responsible financial periodical of recognized authority.

4. STAY BONUS. Employee shall receive a stay bonus comparable to those received by other senior executive officers of HBR (the "Stay Bonus"). If Employee is still employed by Employer on September 1, 1997, he shall receive a Stay Bonus equivalent to twelve weeks of Employee's Base Salary.

5. SALE OF EMPLOYER. If Employer is sold, merged into a company unrelated to Coastal or substantially all of the assets of Employer are sold within the first twelve months of the Initial Term, then Employee may terminate this Agreement effective as of the closing by notifying Employer in writing of such election prior to closing, and such termination shall be treated as a termination without cause by Employer; provided that the entire amount of severance due shall be paid as follows: 50% at closing with the remainder placed in escrow and disbursed 25% at the end of the sixth month following closing and 25% at the end of the ninth month following closing. An early termination of this Agreement in connection with a sale or otherwise shall not release or waive the provisions of Sections 7, 8, 9 or 10 and the non-competition and non-solicitation provisions of this Agreement shall continue for the 12 month period following termination.

6. STOCK OPTIONS OR AWARDS. Employee shall be eligible for stock options and awards available to other senior management of Coastal and its affiliates from time to time. This subsection shall not be a guarantee of any awards or options, and Employee recognizes that the awarding of such compensation is governed by plans adopted by Coastal from time to time.